                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                 --------------

                                  SCHEDULE 13D
                                 (RULE 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13D-1(A) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13D-2(A)

                              (Amendment No. 8)(1)

                                  I-MANY, INC.
                                  ------------
                                (Name of Issuer)

                          Common Stock $.0001 par value
                         (Title of Class of Securities)

                                    44973Q103
                                    ---------
                                 (CUSIP Number)

                              STEVEN WOLOSKY, ESQ.
                 OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP
                                Park Avenue Tower
                               65 East 55th Street
                            New York, New York 10022
                                 (212) 451-2300
                                 --------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 August 28, 2007
                                 ---------------
             (Date of Event Which Requires Filing of This Statement)

      If the filing person has  previously  filed a statement on Schedule 13G to report the  acquisition  that is the subject of this Schedule 13D, and is filing this  schedule  because  of Rule  13d-1(e),  13d-1(f)  or  13d-1(g),  check  the
following box |_|.

      NOTE.  Schedules filed in paper format shall include a signed original and five copies of the schedule,  including  all exhibits.  SEE Rule 13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 25 Pages)

--------
(1)  The  remainder  of this  cover  page  shall be filled  out for a  reporting person's  initial  filing on this  form with  respect  to the  subject  class of securities,  and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The  information  required on the remainder of this cover page shall not be deemed to be "filed"  for the purpose of Section 18 of the  Securities  Exchange
Act of 1934 or otherwise  subject to the  liabilities of that section of the Act but  shall be  subject  to all other  provisions  of the Act  (however,  SEE the
NOTES).

----------------------                                    ----------------------
CUSIP No. 44973Q103                   13D                    Page 2 of 25 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    STARBOARD VALUE AND OPPORTUNITY FUND, LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   1,683,698
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              - 0 -
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              1,683,698
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    1,683,698
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    3.3%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 44973Q103                   13D                    Page 3 of 25 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    STARBOARD VALUE AND OPPORTUNITY MASTER FUND, LTD.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Cayman Islands
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   908,140
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              - 0 -
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              908,140
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    908,140
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.7%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 44973Q103                   13D                    Page 4 of 25 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    PARCHE, LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   493,684
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              - 0 -
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              493,684
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    493,684
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    Less than 1%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 44973Q103                   13D                    Page 5 of 25 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    RCG AMBROSE MASTER FUND, LTD.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Cayman Islands
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   2,841,324
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              - 0 -
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              2,841,324
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    2,841,324
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    5.5%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

----------------------                                    ----------------------
CUSIP No. 44973Q103                   13D                    Page 6 of 25 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    RCG HALIFAX FUND, LTD.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Cayman Islands
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   478,101
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              - 0 -
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              478,101
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    478,101
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    Less than 1%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

----------------------                                    ----------------------
CUSIP No. 44973Q103                   13D                    Page 7 of 25 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    RAMIUS SECURITIES, L.L.C.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   817,696
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              - 0 -
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              817,696
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    817,696
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.6%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    BD
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

----------------------                                    ----------------------
CUSIP No. 44973Q103                   13D                    Page 8 of 25 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    RCG STARBOARD ADVISORS, LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   3,085,522
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              - 0 -
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              3,085,522
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    3,085,522
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    5.9%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

----------------------                                    ----------------------
CUSIP No. 44973Q103                   13D                    Page 9 of 25 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    RAMIUS CAPITAL GROUP, L.L.C.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   7,222,643
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              - 0 -
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              7,222,643
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    7,222,643
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    13.9%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IA, OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

----------------------                                    ----------------------
CUSIP No. 44973Q103                   13D                    Page 10 of 25 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    C4S & CO., L.L.C.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   7,222,643
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              - 0 -
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              7,222,643
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    7,222,643
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    13.9%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

----------------------                                    ----------------------
CUSIP No. 44973Q103                   13D                    Page 11 of 25 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    PETER A. COHEN
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   7,222,643
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              - 0 -
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              7,222,643
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    7,222,643
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    13.9%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

----------------------                                    ----------------------
CUSIP No. 44973Q103                   13D                    Page 12 of 25 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    MORGAN B. STARK
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   7,222,643
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              - 0 -
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              7,222,643
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    7,222,643
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    13.9%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

----------------------                                    ----------------------
CUSIP No. 44973Q103                   13D                    Page 13 of 25 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    JEFFREY M. SOLOMON
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   7,222,643
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              - 0 -
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              7,222,643
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    7,222,643
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    13.9%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

----------------------                                    ----------------------
CUSIP No. 44973Q103                   13D                    Page 14 of 25 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    THOMAS W. STRAUSS
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   7,222,643
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              - 0 -
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              7,222,643
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    7,222,643
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    13.9%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

----------------------                                    ----------------------
CUSIP No. 44973Q103                   13D                    Page 15 of 25 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    MARK R. MITCHELL
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  104,407 (1)
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              104,407 (1)
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    104,407 (1)
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    Less than 1%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT
(1) Includes  45,835  options that are  exercisable  into shares of Common Stock within 60 days of the date hereof.

----------------------                                    ----------------------
CUSIP No. 44973Q103                   13D                    Page 16 of 25 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    ARTHUR ROSEN
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  13,000
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              13,000
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    13,000
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    Less than 1%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

----------------------                                    ----------------------
CUSIP No. 44973Q103                   13D                    Page 17 of 25 Pages
----------------------                                    ----------------------

      The following  constitutes  Amendment  No. 8 ("Amendment  No. 8") to the
Schedule  13D  filed by the  undersigned.  This  Amendment  No.  8 amends  the
Schedule 13D as specifically set forth.

      Item 2 is hereby amended to add the following:

      On July 16, 2007, Admiral Advisors was renamed RCG Starboard Advisors, LLC
("RCG Starboard Advisors").

      The first paragraph of Item 3 is hereby amended and restated as follows:

            The shares of Common Stock purchased by Starboard, Starboard Master,
Parche,  RCG Ambrose,  RCG Halifax and Ramius Securities were purchased with the working capital of such entities  (which may, at any given time,  include margin loans made by brokerage firms in the ordinary course of business) in open market purchases,  except as otherwise  noted.  Transactions in the Common Stock in the past 60 days by Starboard,  Starboard Master,  Parche, RCG Ambrose,  RCG Halifax
and Ramius  Securities  are set forth in  Schedule A, which is  incorporated  by reference herein.  The aggregate purchase cost of the 7,222,643 shares of Common
Stock  beneficially  owned in the  aggregate  by  Starboard,  Starboard  Master,
Parche,  RCG  Ambrose,  RCG  Halifax  and  Ramius  Securities  is  approximately
$12,073,669.00, excluding brokerage commissions.

      Item 5 is hereby amended and restated as follows:

            The aggregate percentage of shares of Common Stock reported owned by each  person  named  herein is based  upon  52,116,998  shares  of Common  Stock outstanding as of August 3, 2007,  which is the total number of shares of Common
Stock  outstanding as reported in the Company's  Quarterly  Report on Form 10-Q, filed with the Securities and Exchange Commission on August 9, 2007.

A.    Starboard

      (a)   As of the date of this filing, Starboard beneficially owns 1,683,698 shares of Common Stock.

----------------------                                    ----------------------
CUSIP No. 44973Q103                   13D                    Page 18 of 25 Pages
----------------------                                    ----------------------

            Percentage: Approximately 3.3%

      (b)   1. Sole power to vote or direct vote: 0
            2. Shared power to vote or direct vote: 1,683,698
            3. Sole power to dispose or direct the disposition: 0
            4. Shared power to dispose or direct the disposition: 1,683,698

      (c)   Starboard  did not enter into any  transactions  in the Common Stock during the past 60 days.

B.    Starboard Master

      (a)   As of the date of this filing,  Starboard Master  beneficially  owns
            908,140 shares of Common Stock.

            Percentage: 1.7%

      (b)   1. Sole power to vote or direct vote: 0
            2. Shared power to vote or direct vote: 908,140
            3. Sole power to dispose or direct the disposition: 0
            4. Shared power to dispose or direct the disposition: 908,140

      (c)   Transactions in the Common Stock by Starboard  Master in the past 60 days are set forth in Schedule A and are incorporated by reference.

C.    Parche

      (a)   As of the date of this  filing,  Parche  beneficially  owns  493,684 shares of Common Stock.

            Percentage: Less than 1%

      (b)   1. Sole power to vote or direct vote: 0
            2. Shared power to vote or direct vote: 493,684
            3. Sole power to dispose or direct the disposition: 0
            4. Shared power to dispose or direct the disposition: 493,684

      (c)   Transactions  in the Common  Stock by Parche in the past 60 days are set forth in Schedule A and are incorporated by reference.

D.    RCG Ambrose

      (a)   As of the  date  of  this  filing,  RCG  Ambrose  beneficially  owns
            2,841,324 shares of Common Stock.

            Percentage: Approximately 5.5%

      (b)   1. Sole power to vote or direct vote: 0
            2. Shared power to vote or direct vote: 2,841,324
            3. Sole power to dispose or direct the disposition: 0
            4. Shared power to dispose or direct the disposition: 2,841,324

      (c)   RCG Ambrose did not enter into any  transactions in the Common Stock during the past 60 days.

E.    RCG Halifax

      (a)   As of the date of this filing, RCG Halifax beneficially owns 478,101 shares of Common Stock.

            Percentage: Less than 1%

----------------------                                    ----------------------
CUSIP No. 44973Q103                   13D                    Page 19 of 25 Pages
----------------------                                    ----------------------

      (b)   1. Sole power to vote or direct vote: 0
            2. Shared power to vote or direct vote: 478,101
            3. Sole power to dispose or direct the disposition: 0
            4. Shared power to dispose or direct the disposition: 478,101

      (c)   RCG Halifax did not enter into any  transactions in the Common Stock during the past 60 days.

F.    Ramius Securities

      (a)     As of the date of this filing, Ramius Securities beneficially owns
              817,696 shares of Common Stock.

            Percentage: Approximately 1.6%

      (b)   1.Sole power to vote or direct vote: 0
            2. Shared power to vote or direct vote: 817,696
            3. Sole power to dispose or direct the disposition: 0
            4. Shared power to dispose or direct the disposition: 817,696

      (c)   Ramius  Securities did not enter into any transactions in the Common
            Stock during the past 60 days.

G.    RCG Starboard Advisors

      (a)   As of the date of this filing,  as the managing  member of Starboard and of Parche,  and as investment  manager of Starboard Master,  RCG
            Starboard  Advisors  may  be  deemed  the  beneficial  owner  of (i)
            1,683,698  shares of Common Stock owned by  Starboard,  (ii) 908,140 shares of Common Stock owned by Starboard  Master and (iii)  493,684 shares of Common Stock owned by Parche.

            Percentage: Approximately 5.9%

      (b)   1. Sole power to vote or direct vote: 0
            2. Shared power to vote or direct vote: 3,085,522
            3. Sole power to dispose or direct the disposition: 0
            4. Shared power to dispose or direct the disposition: 3,085,522

      (c)   RCG Starboard  Advisors did not enter into any  transactions  in the
            Common Stock during the past 60 days. The transactions in the Common
            Stock in the past 60 days on behalf of Starboard  Master and Parche, which were all in the open market,  are set forth in Schedule A, and are incorporated by reference.

H.    Ramius Capital

      (a)   As of the date of this filing, as the sole member of RCG
            Starboard Advisors, as the investment advisor of RCG Halifax and
            RCG Ambrose and as the sole member of Ramius Securities, Ramius
            Capital may be deemed the beneficial owner of (i) 1,683,698 shares of Common Stock owned by Starboard, (ii) 908,140 shares of
            Common Stock owned by Starboard Master, (iii) 493,684 shares of
            Common Stock owned by Parche, (iv) 2,841,324 shares of Common

----------------------                                    ----------------------
CUSIP No. 44973Q103                   13D                    Page 20 of 25 Pages
----------------------                                    ----------------------

            Stock owned by RCG Ambrose, (v) 478,101 shares of Common Stock owned by RCG Halifax and (vi) 817,696 shares of Common Stock owned by Ramius Securities.

            Percentage: Approximately 13.9%

      (b)   1. Sole power to vote or direct vote: 0
            2. Shared power to vote or direct vote: 7,222,643
            3. Sole power to dispose or direct the disposition: 0
            4. Shared power to dispose or direct the disposition: 7,222,643

      (c)   Ramius  Capital  did not enter into any  transactions  in the Common
            Stock during the past 60 days. The  transactions in the Common Stock in the past 60 days on behalf of Starboard Master and Parche,  which were all in the open  market,  are set forth in  Schedule A, and are incorporated by reference.

I.    C4S

      (a)   As of the date of this filing, as the managing member of Ramius
            Capital, C4S may be deemed the beneficial owner of (i) 1,683,698 shares of Common Stock owned by Starboard, (ii) 908,140 shares of
            Common Stock owned by Starboard Master, (iii) 493,684 shares of
            Common Stock owned by Parche, (iv) 2,841,324 shares of Common
            Stock owned by RCG Ambrose, (v) 478,101 shares of Common Stock owned by RCG Halifax and (vi) 817,696 shares of Common Stock owned by Ramius Securities.

            Percentage: Approximately 13.9%

      (b)   1. Sole power to vote or direct vote: 0
            2. Shared power to vote or direct vote: 7,222,643
            3. Sole power to dispose or direct the disposition: 0
            4. Shared power to dispose or direct the disposition: 7,222,643

      (c)   C4S did not enter into any  transactions  in the Common Stock in the past 60 days.  The  transactions  in the Common Stock in the past 60 days on behalf of Starboard Master and Parche, which were all in the open market,  are set forth in Schedule A, and are  incorporated  by reference

J.    Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon

      (a)   As of the date of this filing, as the managing members of C4S, each of Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon may be
            deemed the beneficial owners of (i) 1,683,698 shares of Common
            Stock owned by Starboard, (ii) 908,140 shares of Common Stock owned by Starboard Master, (iii) 493,684 shares of Common Stock owned by Parche, (iv) 2,841,324 shares of Common Stock owned by
            RCG Ambrose, (v) 478,101 shares of Common Stock owned by RCG
            Halifax and (vi) 817,696 shares of Common Stock owned by Ramius
            Securities.

            Percentage: Approximately 13.9%

----------------------                                    ----------------------
CUSIP No. 44973Q103                   13D                    Page 21 of 25 Pages
----------------------                                    ----------------------

      (b)   1. Sole power to vote or direct vote: 0
            2. Shared power to vote or direct vote: 7,222,643
            3. Sole power to dispose or direct the disposition: 0
            4. Shared power to dispose or direct the disposition: 7,222,643

      (c)   None of Mr. Cohen,  Mr. Stark,  Mr. Strauss or Mr.  Solomon  entered into any  transactions  in the Common Stock in the past 60 days. The transactions  in the  Common  Stock in the past 60 days on behalf of
            Starboard Master and Parche,  which were all in the open market, are set forth in Schedule A, and are incorporated by reference.

K.    Mr. Mitchell

      (a)   As of the  date of this  filing,  Mr.  Mitchell  may be  deemed  the beneficial  owner of (i)  58,572  shares  of  Common  Stock and (ii)
            45,835  options  that are  exercisable  into shares of Common  Stock within 60 days of the date hereof.

            Percentage: Less than 1%

      (b)   1. Sole power to vote or direct vote: 104,407
            2. Shared power to vote or direct vote: 0
            3. Sole power to dispose or direct the disposition: 104,407
            4. Shared power to dispose or direct the disposition: 0

      (c)   Mr. Mitchell became  beneficial  owner of an additional 8,333 shares of Common Stock on August 29, 2007 in accordance with the conditions of his Stock  Option  Grant  that was  granted to him in his role as
            Director  of the Issuer and  reported in a From 4 filed with the SEC on October 31, 2005.

L.    Mr. Rosen

      (a)   As of the date of this filing,  Mr. Rosen  beneficially  owns 13,000 shares of Common Stock.

            Percentage: Less than 1%

      (b)   1. Sole power to vote or direct vote: 13,000
            2. Shared power to vote or direct vote: 0
            3. Sole power to dispose or direct the disposition: 13,000
            4. Shared power to dispose or direct the disposition: 0

      (c)   Mr.  Rosen did not enter into any  transactions  in the Common Stock during the past 60 days.

      (d)   No person  other  than the  Reporting  Persons  is known to have the right to receive,  or the power to direct the  receipt of  dividends from, or proceeds from the sale of, such shares of the Common Stock.

      (e)   Not applicable

----------------------                                    ----------------------
CUSIP No. 44973Q103                   13D                    Page 22 of 25 Pages
----------------------                                    ----------------------

                                   SIGNATURES

            After  reasonable  inquiry  and to the  best  of his  knowledge  and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 4, 2007

STARBOARD VALUE AND OPPORTUNITY FUND   STARBOARD VALUE AND OPPORTUNITY
LLC                                    MASTER FUND LTD.
By: RGC Starboard Advisors, LLC, its   By: RCG Starboard Advisors, LLC,
    managing member                        its investment manager
By: Ramius Capital Group, L.L.C., its  By: Ramius Capital Group, L.L.C.,
    sole member                            its sole member
By: C4S & Co., L.L.C.,                 By: C4S & Co., L.L.C.,
    its managing member                    its managing member

PARCHE, LLC                            RCG STARBOARD ADVISORS, LLC
By: RCG Starboard Advisors, LLC, its   By: Ramius Capital Group, L.L.C.,
    managing member                        its sole member
By: Ramius Capital Group, L.L.C., its  By: C4S & Co., L.L.C.,
    sole member                            its managing member
By: C4S & Co., L.L.C.,
    its managing member                RAMIUS CAPITAL GROUP, L.L.C.
                                       By: C4S & Co., L.L.C.,
RCG AMBROSE MASTER FUND, LTD.              as managing member
By: Ramius Capital Group, L.L.C.,
    its investment advisor             C4S & CO., L.L.C.
By: C4S & Co., L.L.C.,
    its managing member

RCG HALIFAX FUND, LTD.
By: Ramius Capital Group, L.L.C.,
    its investment advisor
By: C4S & Co., L.L.C.,
    its managing member

RAMIUS SECURITIES, L.L.C.
By: Ramius Capital Group, LLC
    its sole member
By: C4S & Co., L.L.C.,
    its managing member

                           By: /s/ Jeffrey M. Solomon
                               -----------------------------------
                               Name:  Jeffrey M. Solomon
                               Title: Authorized Signatory

----------------------                                    ----------------------
CUSIP No. 44973Q103                   13D                    Page 23 of 25 Pages
----------------------                                    ----------------------

JEFFREY M. SOLOMON

/s/ Jeffrey M. Solomon
----------------------------------------
Individually and as attorney-in-fact
for Peter A. Cohen, Morgan B. Stark
and Thomas W. Strauss

/s/ Mark R. Mitchell
--------------------------------
Mark R. Mitchell

/s/ Arthur Rosen
--------------------------------
Arthur Rosen

----------------------                                    ----------------------
CUSIP No. 44973Q103                   13D                    Page 24 of 25 Pages
----------------------                                    ----------------------

                                   SCHEDULE A
              TRANSACTIONS IN THE COMMON STOCK IN THE PAST 60 DAYS

  Shares of Common Stock           Price Per                  Date of
         Purchased                  Share($)                 Purchase
         ---------                  --------                 --------

                STARBOARD VALUE AND OPPORTUNITY MASTER FUND, LTD.
                -------------------------------------------------

           24,494                    2.3000                  08/03/07
           32,779                    2.2975                  08/06/07
           24,836                    2.3000                  08/07/07
            4,872                    2.3831                  08/08/07
          189,000                    2.3000                  08/09/07
              420                    2.2580                  08/16/07
           12,139                    2.3000                  08/20/07
           30,868                    2.2964                  08/21/07
            4,348                    2.3000                  08/22/07
           18,084                    2.3000                  08/24/07
            4,233                    2.3000                  08/27/07
           11,543                    2.3000                  08/28/07
               84                    2.3000                  08/29/07
           24,762                    2.3000                  08/30/07

                                   PARCHE, LLC
                                   -----------

            4,665                    2.3000                  08/03/07
            6,244                    2.2975                  08/06/07
            4,731                    2.3000                  08/07/07
              928                    2.3831                  08/08/07
           36,000                    2.3000                  08/09/07
               80                    2.2580                  08/16/07
            2,312                    2.3000                  08/20/07
            5,880                    2.2964                  08/21/07
              828                    2.3000                  08/22/07
            3,445                    2.3000                  08/24/07
              806                    2.3000                  08/27/07

----------------------                                    ----------------------
CUSIP No. 44973Q103                   13D                    Page 25 of 25 Pages
----------------------                                    ----------------------

            2,199                    2.3000                  08/28/07
               16                    2.3000                  08/29/07
            4,716                    2.3000                  08/30/07

                   STARBOARD VALUE AND OPPORTUNITY FUND, LLC.

                                      None

                          RCG AMBROSE MASTER FUND, LTD.

                                      None

                             RCG HALIFAX FUND, LTD.

                                      None

                            RAMIUS SECURITIES, L.L.C.

                                      None